Exhibit 5.1

2 Palo Alto Square

3000 El Camino Real, Suite 500

Palo Alto, California 94306

(650) 320-7700

Fax: (650) 320-7701

January 28, 2011

GigOptix, Inc.

2300 Geng Road

Suite 250

Palo Alto, CA 94303

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about January 28, 2011 (the “Registration Statement”), of an aggregate of 3,610,513 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of GigOptix, Inc., a Delaware corporation (the “Company”), which will be issuable to employees, directors and consultants of the Company upon the exercise of options granted pursuant to the GigOptix, Inc. 2008 Equity Incentive Plan (the “Plan”) or which the Company may issue as restricted stock under the Plan.

We have acted as counsel to the Company in connection with the foregoing registration on Form S-8, and in that connection we have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing such documents. We have further assumed that all options granted or to be granted pursuant to the Plan were or will be validly granted in accordance with the terms of the Plan, that all of the Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the Plan, and that all of the Shares to be sold or granted as restricted stock or pursuant to awards of restricted stock units will be sold or granted in accordance with the terms of the Plan.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	A copy of the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

GigOptix, Inc.

January 28, 2011

2.	The Registration Statement.

3.	The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 16, 2008 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	Resolutions by unanimous written consent of the Board of Directors of the Company, adopted effective March 27, 2008, as certified by the Secretary of the Company on February 5, 2010 as being complete, accurate and in effect.

6.	Resolutions by unanimous written consent of the Board of Directors of Lumera Corporation, adopted effective as of March 27, 2008, as certified by an officer of Lumera Corporation on February 5, 2010 as being complete, accurate and in effect.

7.	Resolutions by unanimous written consent of the Board of Directors of the Company, adopted effective December 4, 2008, as certified by the Secretary of the Company on February 5, 2010 as being complete, accurate and in effect.

8.	Resolutions of the stockholders of Lumera Corporation, adopted effective December 4, 2008, at the annual meeting of the stockholders of Lumera Corporation held on such date, as certified by an officer of Lumera Corporation on February 5, 2010 as being complete, accurate and in effect.

9.	Resolutions of the Board of Directors of the Company, adopted effective October 22, 2009, as stated in the minutes of a meeting of the Board of Directors of the Company on such date, as certified by the Secretary of the Company on February 5, 2010 as being complete, accurate and in effect.

10.	Resolutions by written consent of the stockholders of the Company, adopted effective December 17, 2009, as certified by the Secretary of the Company on February 5, 2010 as being complete, accurate and in effect.

11.	Resolutions by unanimous written consent of the Board of Directors of the Company, adopted effective October 28, 2010, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

12.	Resolutions of the stockholders of the Company, adopted effective November 24, 2010, at the annual meeting of the stockholders of the Company held on such date, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

GigOptix, Inc.

January 28, 2011

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

Following (a) effectiveness of the Registration Statement under the Securities Act, and assuming that such effectiveness remains in effect throughout the period during the shares are offered, issued and sold pursuant to the plan, (b) issuance and the delivery of the Shares pursuant to the terms of the Plan and the award agreements thereunder and (c) receipt by the Company of the consideration for the Shares specified in the applicable resolutions, as determined by the Board of Directors of the Company and as specified in the documents governing such grants and the Plan, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the registration statement is in effect.

/s/ NIXON PEABODY LLP